UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 6, 2018 (November 30, 2018)

GANNETT CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	1-36874	47-2390983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia		22107-0910
(Address of principal executive offices)		(Zip Code)
(703) 854-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On December 5, 2018, Gannett Co, Inc. (the “Company”) announced that Robert J. Dickey will retire as President and Chief Executive Officer of the Company effective as of May 7, 2019 or, if earlier, the date that a successor President and Chief Executive Officer of the Company assumes office as such (the “Transition Date”).  Mr. Dickey’s service as a member of the Board of Directors of the Company (the “Board”) will continue until May 7, 2019.
The Board has initiated a search process to identify a successor for Mr. Dickey. The process will include a review of both internal and external candidates. The Board has engaged Egon Zehnder International Inc. to assist in the search process.
The Company and Mr. Dickey have entered into a Transition Services Agreement, dated as of November 30, 2018 (the “Transition Agreement”), which amends certain provisions of Mr. Dickey’s existing Offer Letter Agreement, dated as of June 4, 2015.
The Transition Agreement provides that Mr. Dickey will continue as President and Chief Executive Officer of the Company through the Transition Date and that he will also perform services related to transition matters as directed by the Board (the “Transition Services”). From the Transition Date through October 7, 2019, Mr. Dickey will serve as a non-employee consultant to the Company and will provide advisory services to the successor President and Chief Executive Officer related to transition matters and such other services as reasonably requested by the successor President and Chief Executive Officer or the Board (the “Consulting Services”).
The Transition Agreement generally provides Mr. Dickey with the following compensation and benefits for the Transition Services and, if applicable, the portion of the Consulting Services rendered on or prior to May 7, 2019: (i) for the period commencing on January 1, 2019 and continuing through the date that Mr. Dickey terminates employment or, if later, provided Mr. Dickey’s employment is not terminated by the Company for cause or by reason of his voluntary resignation, May 7, 2019, monthly compensation equal to $435,000; and (ii) subject to Mr. Dickey’s continued employment through the Transition Date and execution and nonrevocation of a release of claims in favor of the Company, a cash payment of $1,000,000.  The Transition Agreement provides that, for the portion of the Consulting Services rendered following May 7, 2019 and through October 7, 2019, Mr. Dickey will receive a monthly consulting fee of $75,000.  The Transition Agreement further provides that Mr. Dickey will not be eligible to receive any further awards under any short- or long-term cash, equity or equity-based incentive program sponsored or maintained by the Company, except that he will be entitled to receive his 2018 annual cash incentive award.  The Transition Agreement also subjects Mr. Dickey to certain confidentiality obligations and 12-month noncompetition/nonsolicitation restrictions.
The preceding description of the Transition Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Transition Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Transition Services Agreement, dated November 30, 2018, by and between Gannett Co., Inc. and Robert J. Dickey
99.1	Press Release of Gannett Co., Inc., dated December 5, 2018, regarding the retirement of Robert J. Dickey

SIGNATURE
Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gannett Co., Inc.

Date: December 6, 2018	By:	/s/ Barbara W. Wall
Barbara W. Wall
Senior Vice President and Chief Legal Officer